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    WASHINGTON
       AUSTIN                    BAKER & BOTTS
       DALLAS                        L.L.P.
      NEW YORK                  ONE SHELL PLAZA
       MOSCOW                    910 LOUISIANA        TELEPHONE: (713) 229-1234
       LONDON              HOUSTON, TEXAS 77002-4995  FACSIMILE: (713) 229-1522
        BAKU

004241.0280                                                         May 27, 1999



Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas 77046

Ladies and Gentlemen:

          We have acted as counsel to Pogo Producing Company, a Delaware corporation ("Pogo Producing"), and Pogo Trust I and Pogo Trust II, each of which is a Delaware statutory business trust (collectively, the "Trusts"), relating to the registration of (i) $250,000,000 aggregate principal amount of Junior Subordinated Debt Securities of Pogo Producing and (ii) $250,000,000 aggregate liquidation amount of preferred securities of the Trusts. In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of Pogo Producing and the Trusts on Form S-3 (Registration Nos. 333-75105, 333-75105-01, and 333-75105-02) filed with the
Securities and Exchange Commission (the "Commission") on March 26, 1999, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on May 3, 1999 and Pre-Effective Amendment No. 2 thereto filed with the Commission on May 10, 1999 and declared effective by the Commission on May 13, 1999 (as amended, the "Registration Statement"), including a prospectus dated May 13, 1999 (the "Prospectus"), and a prospectus supplement dated May 26, 1999 (the "Prospectus Supplement") describing the 6 1/2% Cumulative Quarterly Income Convertible Preferred Securities, Series A of Pogo Trust I (the "Preferred Securities") and the 6 1/2% Junior Subordinated Debentures, Series A due 2029 of Pogo Producing (the "Junior Subordinated Debentures"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Prospectus Supplement.

          We have examined the Prospectus, the Prospectus Supplement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in accordance with the operative documents described in the Prospectus and the Prospectus Supplement.

          Based on the assumptions contained therein, the statements of legal conclusion set forth under the heading "Federal Income Tax Consequences" in the Prospectus Supplement reflect our opinions on the material United States federal income tax consequences of the ownership and disposition of the Preferred Securities.


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Pogo Producing company                   -2-                         May 27,1999

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the section captioned "Federal Income Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        BAKER & BOTTS, L.L.P.



                                        By:  /s/ Stuart F. Schaffer
                                           ---------------------------------
                                             Stuart F. Schaffer

SFS:3301